Exhibit 10.9

EMPLOYMENT AGREEMENT

Between

JACOBS ENGINEERING GROUP INC.

And

GARY MANDEL

The parties to this amended and restated agreement (the “Agreement”) are Jacobs Engineering Group Inc. (the “Company” or “Jacobs”) and Gary Mandel (the “Employee”). The Company and Employee are sometimes referred to in this Agreement individually as “Party” or collectively as the “Parties.”

This amended and restated Agreement is effective as of December 30, 2017 (the “Effective Date”).

1.	Definitions

For purposes of this Agreement, the following definitions will apply:

1.1	“Affiliate” means all direct and indirect subsidiary companies in which the Company directly or indirectly owns a controlling interest.
1.2	“Business” means the markets, lines of business, and types of work in which the Company, its affiliated companies and successors are engaged.
1.3	“Compete” or “Competing” will mean entering into or attempting to enter into any business that competes with the Business, either alone or with any individual, partnership, corporation or association.
1.4

“Sensitive Information” means all business information of a highly sensitive and confidential nature, including but not limited to, names and duties of key personnel, business and growth/expansion plans, marketing and business development initiatives and prospects, financial results and forecasts, bidding information, cost and charging rates and their make up and structure, customer lists, and profit and operating margins. Sensitive Information does not include information that is generally available in the public domain, other than as a result of action by the Employee; provided however, Sensitive Information shall not be deemed to be in the public domain merely because individual features of it are in the public domain unless the combination itself and the principle of operation are also in the public domain.

1.5

“Directly” or “Indirectly,” as they modify the word “Compete,” will mean: (i) acting in a management or oversight capacity as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that competes with the Business; and (ii) participating in any material way, in any capacity, in the management or oversight of any such Competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder owning less than a one percent interest in a corporation whose shares are actively traded on a national securities exchange or in the over-the-counter market) entity or enterprise that competes with the Business.

1.6

“Trade Secret” means all or any part of any customer list of the Company or one of its Affiliates. “Trades Secret” also means any of the following if considered confidential by the Company or one of its Affiliates: engineering drawings, software programs proprietary to the Company or one of its Affiliates, customer information, information concerning prospective customers, sales or marketing plans, financial data, job costing methods, business methods, procedures, formulae, compilation of information, improvements, or patentable or copyrightable discoveries.

1.7

“Transaction” means the completion of transactions contemplated by that certain share purchase agreement by and among Aker P&C Group AS and Jacobs Engineering Group Inc. and certain of its subsidiaries, on the other hand, dated on or about December 22, 2010 (the “Share Purchase Agreement”).

Page #2CONFIDENTIAL

Incentive Bonus Plan

1.8	“Transaction Date” means February 1, 2011.
2.	Position and Duties
2.1	As of the Effective Date, Employee reports to the Company’s Chairman and Chief Executive Officer. Employee’s title as of the Effective Date is Executive Vice President, Integration Management Office.
2.2	Employee understands and agrees that he is an “exempt” employee and may be required to work more than 40 hours per week without additional compensation.
2.3

Employee understands that his position will require him to perform work for the Company and to be involved with certain business initiatives of its Affiliates. The Company and its Affiliates are engaged in market and product areas that are undergoing continuous development. This may necessitate changes to the Company and/or its Affiliates, which will require flexibility on the part of the Employee. The Company will discuss with the Employee prior to any such changes.

2.4

Employee will devote his full time and attention to his position. Unless he receives written consent of the person to whom he reports, Employee will not, while employed by the Company, accept consulting assignments from other businesses or employment from other employers or any external directorships (other than the RigNet board role assumed on December 14, 2010 so long as it does not conflict with employment at Jacobs) or other offices.

2.5

The Employee is obligated to inform his manager of any ownership in or commercial relationship with any enterprise the Company and/or Employee does or plans to do business with. The Company may at any time require Employee to report the nature and extent of any ownership interests in other companies.

2.6	Employee agrees to comply with Company’s policies, procedures, rules and management decisions and to comply with all applicable laws and regulations, such compliance being a condition of employment.
3.	Compensation
3.1	The Company will pay the Employee an annual salary equivalent to $750,000.00. (“Base Salary”). Compensation will be reviewed on an annual basis.
3.2	The Base Salary will be paid in accordance with the Company’s regular payroll practices as may be in effect from time to time, as reduced by all withholdings required by law.
3.3

The Company shall reimburse the Employee for all business expenses reasonably incurred by the Employee: (i) in the ordinary course of performance of his services in connection with his employment; and (ii) in accordance with Jacobs’ standard policies, practices and procedures, as may be in effect from time to time.

3.4	Any consideration for future equity awards will be subject to the Employee’s level of performance and the discretion of Company management and the Human Resource and Compensation Committee.
3.5

The Employee will be eligible to participate in the Jacobs Engineering Group Inc. Management Incentive Plan at the level of an executive officer as approved by the Human Resource and Compensation Committee of the Board of Directors of the Company.

4.	Benefits
4.1

The Employee will be entitled to participate in the Company’s employee benefit plans or programs that the Company makes available to its employees generally, subject to applicable law and the terms thereof as in effect from time to time. The Company, in its sole discretion, may modify its employee benefits from time to time.

5.	Paid Time Off

Page #3CONFIDENTIAL

Incentive Bonus Plan

5.1

The Employee will be entitled to five (5) weeks of paid time off (“PTO”) for each full calendar year of employment under this Agreement and a pro rata share of such PTO for any partial such year. Scheduling of PTO will be subject to the approval of the person to whom the Employee reports.

6.	Termination and Dismissal
6.1

Either the Employee or the Company may terminate the Employee’s employment agreement hereunder for any reason by giving the other party six month’s written notice of such termination. The notice period will commence on the first day of the month following the delivery of such notice.

6.2

The Company will, in case of termination of the employment agreement, be entitled to allocate other responsibilities to the Employee or order Employee to go on paid leave of absence with immediate effect, provided that salary and other fringe benefits will be retained for the duration of the notice period.

6.3

During the six months after either the Company or the Employee gives the notice of termination described in paragraph 6.1, the Company will not be obliged to assign any duties to, or provide any work for the Employee and will be entitled to exclude the Employee from any premises of the Company and/or to require him not to communicate with clients, suppliers, employees, agents or representatives of the Company or any Affiliate, provided that the Company will continue to pay the Employee’s Base Salary and maintain his fringe benefits during such period. During any such period, unless the Company consents in writing for him to do so, the Employee may not perform any work in any capacity, whether paid or unpaid, for any other person or entity other than the Company or one of its Affiliates, without regard to whether such work is classified as consulting work or as work as a part-time for full-time employee, nor may the Employee during such six month-period solicit business for any prospective venture with which he plans to become involved. The Parties understand that the intent of this paragraph is to grant the Company the right to place the Employee on what is referred to as “garden leave” in the event that either he or the Company gives the six month notice of termination described above. The Employee agrees that, if he violates this “garden leave” provision, the Company, to the fullest extent allowed by law, may withhold any amounts still owed to him by the Company. However, the Company’s withholding of amounts in accordance with the preceding sentence will not limit its right to claim further damages against the Employee for breach of the paid leave of absence provision or other obligations under this Agreement.

6.4	For purposes of this Agreement, “Cause” shall be limited to:
(a)

Gross negligence or willful misconduct in respect to, or a material failure or refusal to continue the performance of, his/her duties and responsibilities as set forth in this Agreement, which Employee fails to cure within twenty (20) days after having received written notice from the Company of the facts and circumstances that it contends constitute the above conduct;

(b)

Material breach of any provision of this Agreement or of Employee’s Employee Invention and Confidential Information Agreement, which Employee fails to cure within twenty (20) days after having received written notice from the Company of the facts and circumstances that it contends constitute a material breach;

(c)

The illness or incapacity (or other disability as defined in Jacobs’ disability plan in effect at the time of such disability) of Employee of such a character so as to disable the Employee from rendering services for a period of more than 90 days (whether or not consecutive) during any
12-month period;

(d)	The death of Employee;
(e)	Material breach of, or material failure to abide by, Jacobs’ Corporate Policy Concerning Business Conduct, Integrity, and Ethics (USA) or any successor policy or policies;
(f)	Civil fraud, breach of fiduciary duty involving personal profit, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); and/or

Page #4CONFIDENTIAL

Incentive Bonus Plan

(g)	Breach of or failure to abide by Jacobs’ Drug, Alcohol, and Contraband Policy or any successor policy or policies.
6.5	For purposes of this Agreement, “Good Reason” shall be limited to:
(a)	A reduction in Employee’s Base Salary; or
(b)

the Company’s material breach of any provision of this Agreement, which the Company fails to cure within (20) days after having received written notice from Employee of the facts and circumstances that he/she contends constitute a material breach of any provision of this Agreement.

6.6

The Company may discharge the Employee for Cause, without providing him with the six month notice described above. In such case, all Employee’s rights to salary and fringe benefits will lapse immediately, subject to any rights that Employee may have to be paid for his services performed prior to the date of his dismissal, to purchase extended medical insurance coverage under the federal law known as COBRA (the Consolidated Omnibus Budget Reconciliation Act), and to receive any vested retirement benefits to which he is entitled under ERISA.

6.7	If the Company terminates the Employee without Cause the Company will provide the Employee the following:
(a)

Severance for 12 months, which will consist of a lump-sum amount equal to 12 months base salary in effect on the effective date of his termination, which will be paid during the 30 day period commencing on the six month anniversary of Employee’s termination of employment, subject to taxes and other withholdings required by law and/or authorized by the Employee; and

(b)	A lump-sum amount equal to the continuation cost of twelve months of COBRA-eligible benefits, which will be paid at the same time as severance (collectively “Severance Payment”).

Notwithstanding any of the foregoing, the Employee’s entitlement to Base Salary and fringe benefits during the paid leave of absence period and the Severance Payment are conditioned upon his first executing and delivering to the Company a further agreement (or agreements) satisfactory to the Company, including without limitation a general release of all claims due to the termination of his employment, and his compliance in all respects with his obligations under this Agreement and such agreement (or agreements) becoming effective and irrevocable no later than the 60th day following Employee’s termination of employment. The Company and the Employee will make a written agreement confirming the final financial settlement related to the termination of the employment.

7.	Non-Competition and Non-Solicitation Agreements
7.1	Employee agrees as follows:
(a)

Employee recognizes and acknowledges that as a key employee he will have access to clients and information that are not generally available to the Company’s and its affiliated companies’ and successors’ employees; that the market for the type of work that the Company and its affiliated companies and successors are engaged in is limited; that the relationship of the Company and its affiliated companies and successors with their clients is a significant and valuable asset; and that the use by competitors of the client contacts and information available and entrusted to a key employee would have a detrimental effect on the business of the Company and its affiliated companies and successors;

(b)

Employee covenants and agrees that during the term of Employee’s employment, Employee shall not compete with the Company and its affiliated companies, or any successor, directly or indirectly, alone or as a member of a partnership, or as an officer, director, stockholder, employee, consultant or representative of any competitive company, or otherwise in any business of the type engaged in by the Company or any of its affiliated companies, for the period from two years preceding the Transaction Date to the date of Employee’s termination

Page #5CONFIDENTIAL

Incentive Bonus Plan

of employment in any geographic area where the Company and its affiliated companies are engaged in business;
(c)

The parties intend that the covenant contained in paragraph 7.1(b) above shall be construed as a series of separate covenants, one for each country and for each county in the United States within the geographic area covered by this paragraph 7.1. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in paragraph 7.1(b) above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph 7, then any such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced; and

(d)

As a point of reference, an interest which amounts to one percent (1%) or less of any class of securities listed on any of the national securities exchanges or regularly traded over-the-counter, and the value of which does not exceed five percent (5%) of Employee’s net worth, generally would not be regarded as a significant financial interest in a competitor, supplier, or customer in breach of paragraph 7.1(b) above in the absence of other complicating factors which should cause Employee to recognize that a conflict is present.

7.2	In consideration for Employee’s eligibility for the Severance Payment, Employee agrees that he shall not during the term of Employee’s employment, either directly or indirectly:
(a)

use or disclose any Sensitive Information to any person, firm or corporation except in the proper course of his duties, as authorized by the Company or its affiliated companies or successors or as required by law; or

(b)	solicit the services of or hire any officer, director or employee of the Company or its affiliated companies or successors either on behalf of himself or for any other person, firm or corporation.
7.3	In consideration for Employee’s eligibility for the Severance Payment, Employee agrees that he shall not during the term of Employee’s employment, either directly or indirectly:
(a)

make known to any person, firm or corporation the names or addresses of any of the customers of the Company or its affiliated companies or successors or any other information pertaining to them that such recipient would be able to use in competition with the Company or its affiliated companies or successors; or

(b)

call on, solicit or take away, or attempt to call on, solicit or take away any of the customers of the Company or its affiliated companies on whom the Employee called or with whom he/she became acquainted during his employment either on behalf of himself or for any other person, firm or corporation with the intent to be in competition with the Company or its affiliated companies.

7.4

Employee understands and hereby represents that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that in the event of any material breach or threatened breach of one or more of the covenants set forth in this Agreement, the Company may in addition to the other remedies which may be available to it, whether at law, in equity or otherwise, file a suit in equity to enjoin Employee from the breach or threatened breach of such covenant. In addition, each of Employee and the Company expressly agrees that in the event of any action or suit seeking enforcement of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees in connection with such action or suit; provided, however, that a party shall be deemed to be a prevailing party for purposes of the foregoing only if the applicable court finds in favor of such party in substantially all respects in connection with such action or suit.

8.	Right to Contract; Conflict of Interest

Page #6CONFIDENTIAL

Incentive Bonus Plan

8.1

Employee hereby represents and warrants to the Company that: (a) he has full right and authority to enter into this Agreement and to perform his obligations hereunder; (b) the execution and delivery of this Agreement by the Employee and the performance of the Employee’s obligations hereunder will not conflict with or breach any agreement, order or decree to which Employee is a party or by which he is bound, and; (c) he is not a party to or bound by any agreement or commitment, or subject to any restrictions (including confidentiality or non-competition restrictions), in connection with any prior employment or activities. Employee will indemnify and hold the Company harmless, including for all attorneys’ fees and expenses incurred by the Company, in the event that any representation made by him in this paragraph is false.

9.	Mandatory Arbitration Provision
9.1

Unless otherwise noted in this paragraph, disputes between the Parties will be submitted to and resolved by binding arbitration with the American Arbitration Association (“AAA”). Except as to injunctions and other equitable relief, this section on mandatory arbitration applies to any dispute, claim or controversy arising out of or related in any way to this Agreement, including but not limited to its enforceability, validity, or interpretation. This section on mandatory arbitration will also apply to any claim related in any way to the Employee’s employment with or provision of services to Company or any Affiliate and to any employment-related claim that the Employee may assert against the Company or any Affiliate; or to any employment-related claim that the Company or any of the Affiliates may assert against the Employee. The arbitration will be conducted under AAA’s Rules for the Resolution of Employment Disputes, which are incorporated herein unless expressly contradicted by the language of this paragraph and will be held in Houston, Texas. One neutral arbitrator will be selected by mutual agreement of the Parties. Should the Parties be unable to reach agreement on the arbitrator after 30 days of consultation, the arbitrator will be appointed by the AAA. The arbitrator will provide a written decision setting forth his or her essential findings and conclusions on which the award is based and judicial review of the arbitration award will be allowed to the extent permitted by any applicable federal, state or local law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. It is specifically agreed that this arbitration provision will be binding on the Employee’s heirs, administrators, and personal representatives, and the Company and its successors and assigns. This paragraph will be governed by the Federal Arbitration Act. Consistent with the expedited nature of arbitration, each party to any arbitration filed under this paragraph will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Additionally, each party will allow the other party to depose witnesses under that party’s control and will cooperate with the other party in scheduling depositions. Any dispute regarding discovery, or the relevance or scope thereof, will be determined by the arbitrator. All discovery will be completed within 90 days following the appointment of the arbitrator, unless the arbitrator finds that there is good cause for extending the discovery period. The remedies and damages that the parties may receive in arbitration will be the same as those the parties could receive in court. Without waiving any remedy under this Agreement, either party may seek from any court having jurisdiction injunctive relief or any interim or equitable relief that is necessary to protect the rights or property of that party, pending the arbitrator’s final determination on the merits. Any provision of this section on mandatory arbitration that is found to be unconscionable will be severed and the remainder hereof will be enforced without the severed provision.

10.	Miscellaneous
10.1

The Employee reaffirms his obligations under the Jacobs’ Employee Invention and Confidential Information Agreement, Jacobs’ Corporate Policy Concerning Business Conduct, Integrity and Ethics (USA) and Jacobs’ Drug, Alcohol and Contraband Policy, previously executed by Employee as such documents may be amended from time to time (the “Ancillary Agreements”).  Notwithstanding anything in those agreements to the contrary, pursuant to the United States Defend Trade Secrets Act of 2016, the Employee will not be held criminally or civilly liable under any United States Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a United States Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event it is determined that disclosure of trade secrets was not done in good faith for the reasons

Page #7CONFIDENTIAL

Incentive Bonus Plan

described above, however, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.
10.2

This Agreement, along with the Ancillary Agreements, which are hereby incorporated by reference, constitutes and embodies the entire agreement between the Parties in connection with the subject matter hereof and will supersede all prior and contemporaneous written or oral agreements and understandings in connection with such subject matter entered into prior to the Transaction Date, including, to the extent not superseded by the Employment Agreement, dated as of December 23, 2010 between the Employee and the Company (the “Prior Agreement”), the Employment Agreement, dated December 8, 2009, between the Employee and Aker P&C US Inc. and amends and restates the Prior Agreement. For the sake of clarity, the Ancillary Agreements remain in full force and effect, except as modified by Section 10.1 of this Agreement.

10.3

Employee is an “at will” employee. Therefore, Employee at his sole discretion is free to resign his employment at any time for any or no reason, with or without cause, with or without notice. Similarly, the Company, at its sole discretion, has the right to terminate the Employee at any time, for any or no reason, with or without cause, with or without notice.

10.4

Both during the term of this Agreement and after it expires, the Employee will, upon request by the Company or its Affiliates, cooperate with the Company or its Affiliates in connection with any litigation in which the Company or any of its Affiliates is or may become a party. The obligation of cooperation at the request and sole cost and expense of the Company will include the obligation to provide documents and testimony and to meet with the Company’s or it’s Affiliate’s attorneys at mutually convenient times.

10.5

The Company and Employee recognize that the laws and public policies of the state law applicable to this Agreement are subject to varying interpretations and change. It is the intention of the Company and Employee that this Agreement be enforced to the fullest extent permitted by law. Therefore, should a court of competent jurisdiction hold any provision or portion or clause of this Agreement, or portion thereof, to be illegal, invalid or unenforceable, the remainder of such provision will not thereby be affected and will be given full effect, without regard to the invalid portion. Further, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the scope of such covenant or provision, it is the intention of the parties that the court will modify such a provision to render its scope legal and enforceable and, in its modified form, such provision will then be enforceable and will be enforced.

10.6

This Agreement, including without limitation Employee’s obligations with regard to non-competition, non-solicitation of customers and employees, protection of Trade Secrets and Sensitive Information, and assignment of inventions, will inure to the benefit of the Company, its Affiliates, successors and assigns (including any entity which acquires the Company or any of its Affiliates by way of acquisition of assets, merger, stock purchase or otherwise). The Company expressly reserves the right to assign this agreement to an Affiliate.

10.7	No severance payments will be made under this Agreement unless Employee’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).
10.8

All notices under this Agreement will be in writing and will be deemed to have been given at the time when hand delivered, when received if sent by facsimile or by same day or overnight recognized commercial courier service, or three days after being mailed by registered or certified mail, whichever is earliest. Notices by Employee shall be delivered to Company, attention Chief Administrative Officer and/or Senior Vice President and General Counsel, at the following address: 1999 Bryan Street, Suite 1200 , Dallas, Texas  75201, and notices by Company to Employee shall be delivered to the Employee at the following address: P.O. Box 189, Richmond, Texas  77406.

10.9	This Agreement will be executed, construed and performed in accordance with the laws of the State of Texas without giving effect to its principles of conflict of law.
10.10	The section headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Page #8CONFIDENTIAL

Incentive Bonus Plan

10.11

This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing signed by Employee and by the authorized representative of Company. Any delay or omission in the Company’s or Employee’s enforcement of this Agreement or waiver of any breach of any provision of this Agreement will not operate as a waiver of any other breach of such provision or any other provision of this Agreement, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10.12

Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably request in order to effectuate the terms of this Agreement.

10.13

This Agreement may be executed in two copies and each such copy hereof will be deemed to be an original instrument but both such copies together will constitute but one instrument.  This Agreement may be executed by facsimile or other electronic means.

ACCEPTED AND AGREED TO as of this 30th day of December, 2017.

/s/ Joanne Caruso	/s/ Gary Mandel
Joanne Caruso	Gary Mandel
Chief Administrative Officer

Jacobs Engineering Group Inc.